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                                                                     Exhibit 4.2

                             STOCKHOLDERS AGREEMENT



                  STOCKHOLDERS AGREEMENT (this "Agreement") dated as of September 30, 1996 among Doubletree Corporation, a Delaware corporation (together with its subsidiaries, "Doubletree"), Jack P. DeBoer ("DeBoer"), an individual, the DeBoer Family Partnership, a Kansas general partnership (the "DeBoer Partnership") (DeBoer and the DeBoer Partnership constituting the shareholders of JPD Corporation ,a Kansas corporation ("JPD Corporation")) and the Warren D. Fix Family Partnership, L.P., a Kansas limited partnership (the "Fix Partnership")(collectively, the "Initial Stockholders").


                              W I T N E S S E T H:

                  WHEREAS, the membership interests in Candlewood Hotel Company, LLC, a Delaware limited liability Company ("Candlewood LLC") and certain subsidiary limited liability companies and the stock of JPD Corporation are proposed to be transferred and assumed by Candlewood Hotel Company, Inc., a Delaware corporation ("Candlewood" or the "Company") (the "Initial Reorganization");



                  WHEREAS, in connection with the Initial Reorganization, Doubletree, JPD Corporation and the Fix Partnership entered into an Incorporation and Registration Rights Agreement dated as of September 1, 1996 (the "Registration Rights Agreement") providing, among other things, the parties with certain rights, including the right, under certain circumstances to transfer their respective interests in Candlewood LLC and JPD Corporation to Candlewood in exchange for shares of common stock of Candlewood and to register their respective shares of common stock of Candlewood so acquired pursuant to the Securities Act of 1933, as amended (the "Securities
Act);




                  WHEREAS, pursuant to the Registration Rights Agreement, the Members of Candlewood LLC have approved the Reorganization and the filing by the Company of a registration statement under the Securities Act, as a result of which (a) the Company has been incorporated having authorized capital stock consisting of 100,000,000 shares of Common Stock, par value $.01 per share (the "Candlewood Common Stock") , and 5,000,000 shares of Preferred Stock, par value $.01 per share, (b) 5,175,000 shares of Candlewood Common Stock will be issued and outstanding, of which 2,587,500 shares will be owned of record and beneficially by Doubletree, 1,869,469 shares will be owned of record and beneficially by DeBoer, 329,906 shares will be owned of record and beneficially by the DeBoer Partnership and 388,125 shares will be owned of record and beneficially by the Fix Partnership;



                  WHEREAS, the Registration Rights Agreement, as amended, requires that the Initial Stockholders execute and deliver a stockholders agreement in the form hereof;

                  NOW, THEREFORE, in consideration of the premises and undertakings hereinafter set forth, the parties hereto agree as follows:
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ARTICLE I.        DEFINITIONS AND INTERPRETATION

                  Section 1.1.      Definitions.  As used in this Agreement:

                  "Affiliate" of a Holder means any Person, other than Candlewood, controlling, controlled by or under common control with such Holder.

                  "Annual Election" means the annual election of Directors held in accordance with the By-laws, including any such election by stockholders' consent.

                  "Board" means the Board of Directors of Candlewood.

                  "By-laws" mean the By-laws of Candlewood.

                  "Candlewood Entity" means Candlewood and each of its Subsidiaries.

                  "Certificate of Incorporation" means the Restated Certificate of Incorporation of Candlewood in the form filed with the Delaware Secretary of State on October 16, 1996.

                  "DeBoer/Fix Director" means each Initial DeBoer/Fix Director and each Person nominated by the DeBoer/Fix Holders pursuant to Section 2 and elected as a Director.


                  "DeBoer/Fix Holders" means DeBoer, the DeBoer Partnership and the Fix Partnership (so long as they are each a Holder) and each Permitted Transferee, other than Candlewood, who becomes a Holder by acquiring any DeBoer/Fix Shares in compliance with Section 4.8.



                  "DeBoer/Fix Shares" means the shares of Candlewood Common Stock owned of record and beneficially by DeBoer, the DeBoer Partnership and the Fix Partnership on the Effective Date.



                  "DeBoer Holders" means DeBoer and the DeBoer Partnership (so long as they are each a Holder) and each Permitted Transferee of DeBoer, other than Candlewood, who becomes a Holder by acquiring any DeBoer Shares in compliance with Section 4.8.



                  "DeBoer Shares" means the shares of Candlewood Common Stock owned of record and beneficially by DeBoer and the DeBoer Partnership on the Effective Date.

                  "Director" means a director of Candlewood.

                  "Disposition" has the meaning given to such term in
Section 3.1.
                  "Doubletree Director" means any Person nominated by the Doubletree Holders and elected as a Director.


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                  "Doubletree Holders" means Doubletree (so long as it is a
Holder) and each Permitted Transferee of Doubletree, other than Candlewood, who becomes a Holder by acquiring any Doubletree Shares in compliance with Section 4.8.

                  "Doubletree Shares" means the Shares of Candlewood Common Stock owned of record and beneficially by Candlewood on the Effective Date.


                  "Effective Date" means the date on which the Doubletree Shares, the DeBoer Shares and the Fix Partnership Shares were issued to Doubletree, DeBoer, the DeBoer Partnership and the Fix Partnership.

                  "Fix Partnership Holders" means the Fix Partnership (so long as it is a Holder) and each Permitted Transferee of the Fix Partnership, other than Candlewood, who becomes a Holder by acquiring any Fix Partnership Shares in compliance with Section 4.8.

                  "Fix Partnership Shares" means the shares of Candlewood Common Stock owned of record and beneficially by the Fix Partnership on the Effective Date.

                  "Holder" means a record and beneficial owner of any Subject Shares.

                  "Initial Doubletree Directors" means Richard Ferris and Peter Ueberroth.

                  "Initial DeBoer/Fix Directors" means Jack DeBoer and Warren
Fix.

                  "Permitted Transferee" of a Holder means (i) a successor to such Holder by operation of law pursuant to a statutory merger, consolidation, dissolution or liquidation, (ii) a purchaser of all or substantially all of such Holder's assets, or (iii) a Person owning, directly or indirectly, a majority of the Voting securities or other comparable equity interests of such Holder, a Person under common control with such Person or a Person of which such Holder owns, directly or indirectly, a majority of the outstanding Voting Securities or other comparable equity interests; provided, however, that in each case the successor, purchaser or Person referred to in Clauses (i), (ii) or (iii) of this definition was an Affiliate of such Holder prior to such merger, consolidation, dissolution, liquidation, purchase of assets or acquisition of Voting Securities or other comparable equity interests and, in each case referred to in this definition, the Permitted Transferee has become a party to and bound by this Agreement as to all Subject Shares then being transferred to it in compliance with by Section 4.8. "Permitted Transferee" includes successive transferees in transactions described in the preceding sentence.

                  "Person" means an individual, partnership, corporation, unincorporated organization or association, trust, government or department, unit or political subdivision of a government, or other entity.

                  "Public Sale" means a sale of Candlewood Common Stock by Candlewood and/or by one or more Holders of Subject Shares to one or more underwriters for distribution pursuant

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to an effective registration statement under the Securities Act in accordance with the Registration Rights Agreement.

                  "Reorganization" means any merger or consolidation of Candlewood with or into any other Person, any recapitalization or reclassification of capital stock or other equity interests of Candlewood or any sale of all or substantially all of the assets of Candlewood in any one or series of related transactions other than in connection with the Initial Reorganization.

                  "Subject Shares" means the Doubletree Shares, the DeBoer Shares and the Fix Partnership Shares; provided, however, that at all times, such term shall include all Subject shares that have been transferred by a Holder to a Permitted Transferee of such Holder. Notwithstanding the foregoing, upon (A) the Disposition of any Subject Shares pursuant to a Public Sale to any Person or (B) the Disposition of any Subject Shares other than pursuant to a Public Sale after the termination of Section 3.1 (as provided in Section 4.7(a)) to any Person other than a Permitted Transferee of the Holder thereof, the shares so cancelled or disposed of shall cease to be Subject Shares and thereafter shall not be subject to any of the terms and conditions of this Agreement (other than Section 4.1(d)).

                  "Subsidiaries" means each corporation, partnership, joint venture or other entity in which Candlewood owns, directly or indirectly, more than 50% of the outstanding Voting Securities.

                  "Voting Securities" means shares of capital stock or equity interests the holders of which are at the time entitled to elect a majority of the issuer's board of directors or other comparable body.

                  Additional terms are defined where used in this Agreement.

                  Section 1.2. Interpretation. Each definition in this Agreement includes the singular and the plural, and references to the neuter gender include the masculine and feminine whenever appropriate. References to any statute mean such statute as amended at the time and include any successor legislation, and references to a business day mean any day other than Saturday, Sunday or legal holiday where Candlewood's principal office is located. The words "herein", "hereof" and "hereunder" refer to this Agreement as a whole. The headings of the Articles and Sections are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, references to Articles, Sections and Subsections mean the Articles, Sections and Subsections of this Agreement.

                  Section 1.3. Changes in Candlewood Common Stock. If during the term of this Agreement the outstanding shares of Candlewood Common Stock shall be changed into a different number of shares or a different class or classes of shares by reason of any split-up, combination, reclassification or other recapitalization, or if a stock dividend shall be declared on shares of Candlewood Common Stock with a record date during such term, the terms of this Agreement (including its definitions) shall be appropriately modified to give effect to such occurrence.

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                  Section 1.4. Partial Invalidity. Each provision of this
Agreement shall be interpreted so as to render it valid and enforceable under applicable law. A finding that any such provision is invalid or unenforceable in any jurisdiction or in any particular circumstance shall not affect its validity or enforceability under the laws of any other jurisdiction or in any other circumstances.

                  Section 1.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such State.

ARTICLE II.       VOTING OF SUBJECT SHARES AND GOVERNANCE

                  Section 2.1. Composition of Board. (a) On the Effective Date and until the completion of a Public Sale, the number of Directors shall be four, of which two shall be Doubletree Directors and two shall be DeBoer/Fix Directors.

                  (b) From and after the initial Public Sale, the following provisions shall be applicable:

                  (i) The number of Directors comprising the whole Board shall initially be four, subject to increase as provided in Section 2.1(b)(ii). Commencing with the first Annual Election after the initial Public Sale, the number of Directors comprising the whole Board shall be determined as provided in the By-laws.

                  (ii) Not later than December 31, 1996, the number of Directors comprising the whole Board shall be increased-to at least 6 Directors, at least two of whom shall be individuals who are not nominated as provided in Sections 2.3 through 2.4, inclusive, and are not otherwise affiliated with any Holder (the "Unaffiliated Directors"). The initial Unaffiliated Directors shall be elected by unanimous vote of the Directors who are then in office; and each Holder shall use its reasonable best efforts to recruit suitable candidates for election as the initial Unaffiliated Directors as soon as practicable. Any successor Unaffiliated Directors shall be recruited by the Holders in the same manner, approved by unanimous vote of the Directors who are then in office and elected at an Annual Election in accordance with this Agreement or, if the election occurs at any time other than an Annual Election, elected by unanimous vote of the Directors who are then in office.

                  (iii) The number of Doubletree Directors shall be the product of the number of Directors comprising the whole Board who are not Unaffiliated Directors (the "Affiliated Directors") multiplied by one-half.

                  (iv) The number of DeBoer/Fix Directors shall be the product of the number of Affiliated Directors multiplied by one-half.

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                  (vi) Notwithstanding the immediately preceding clauses (iii)
         and (iv) if there shall be a number of Affiliated Directors which is not evenly divisible by two, the Doubletree Holders and the DeBoer/Fix Holders shall agree upon and jointly nominate the additional director.


                  (c) Each of the Doubletree Holders, DeBoer Holders and Fix Partnership Holders, agrees to vote its Subject Shares (or sign written consents in lieu thereof) at each Annual Election, and at all other times when required to fill a vacancy on the Board, however arising, and to take all such other action as may be reasonably necessary (including, without limitation, causing one or more of the Directors nominated by it to be removed or resign promptly after any change in ownership of Subject Shares), so that the Board shall be constituted as provided in Section 2.1(a) or (b), as applicable, and to the extent herein provided shall consist of the appropriate numbers in accordance with this Section 2.1 of Doubletree Directors and DeBoer/Fix Directors nominated in accordance with Sections 2.3, and 2.4, as applicable, and (not later than December 31, 1996) Unaffiliated Directors nominated in accordance with Section 2.1(b)(ii).



                  Section 2.2. Election of Initial Board. (a) Each of Doubletree, the Fix Partnership, DeBoer and the DeBoer Partnership hereby authorize, consent to and approve the election of each of the Initial Directors and the DeBoer/Fix Directors as Directors to serve until their respective successors have been duly elected pursuant to this Agreement, the Certificate of Incorporation, the By-laws and applicable law.


                  Section 2.3. Changes in Doubletree Directors. (a) The Doubletree Holders may designate the individual to fill any vacancy on the Board resulting from the death, resignation or removal of any Doubletree Director by giving written notice to Candlewood (which shall promptly forward a copy of such notice to each Holder). Within not more than 10 days after the notice described in the preceding sentence is so forwarded, the Holders will use their best efforts to cause the election to the Board of the nominee named in such notice.

                  (b) The Doubletree Holders may nominate the individual to succeed any Doubletree Director who will not stand for re-election, and may change any such nomination, at any Annual Election by giving written notice to Candlewood of its nominees as Doubletree Directors not less than 45 days (or, in the case of unforeseen circumstances, such shorter period as may be permitted by law) prior to the date fixed for any Annual Election which is scheduled to occur after the initial Public Sale. If the notice specified in the preceding sentence is not given within the time required, the incumbent Doubletree Directors shall be deemed to be the nominees for election as Doubletree Directors at such Annual Election.

                  Section 2.4. Changes in DeBoer/Fix Directors. (a) The DeBoer/Fix Holders may designate the individual to fill any vacancy on the Board resulting from the death, resignation or removal of any DeBoer/Fix Director by giving written notice to Candlewood (which shall promptly forward a copy of such notice to each Holder). Within not more than 10 days after the notice described in the preceding sentence is so forwarded, the Holders will use their best efforts to cause the election to the Board of the nominee named in such notice.

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                  (b) The DeBoer/Fix Holders may nominate the individual to
succeed any DeBoer/Fix Director who will not stand for re-election, and may change any such nomination, at any Annual Election by giving written notice to Candlewood of its nominee as DeBoer/Fix Director not less than 45 days (or, in the case of unforeseen circumstances, such shorter period as may be permitted by law) prior to the date fixed for any Annual Election which is scheduled to occur after the initial Public Sale. If the Notice specified in the preceding sentence is not given within the time required, the incumbent DeBoer/Fix Directors shall be deemed to be the nominee for election as DeBoer/Fix Directors at such Annual Election.

                  Section 2.5. Removal of Directors. A Doubletree Director may not be removed from the Board except by delivery to Candlewood and all Holders of a written notice of such removal signed by the Doubletree Holders. A DeBoer/Fix Director may not be removed from the Board except by delivery to Candlewood and all Holders of a written notice of such removal signed by the DeBoer/Fix Holders. Within not more than 10 days after such notice is given, each of the Holders shall execute and deliver to Candlewood its written consent to the removal specified in such notice or, if requested by whichever of the Doubletree Holders or the DeBoer/Fix Holders, shall have given such notice in accordance with this Section 2.5, shall vote its Subject Shares in favor of such removal.

                  Section 2.6. Approvals Required for Certain Corporate Actions. Subject to Section 4.5, the parties agree that without the written approval of the Doubletree Holders and the DeBoer/Fix Holders:

                  (a) Neither the Certificate of Incorporation nor the By-laws shall be amended (except in accordance with the reasonable recommendations of the managing underwriter for the initial Public Sale pursuant to the Registration Rights Agreement, as amended);

                  (b) No Candlewood Entity shall acquire, directly or indirectly (through a stock or asset purchase or otherwise), any assets, in one or a series of related transactions with the same or related sellers, for an aggregate purchase price in excess of $10,000,000;

                  (c) No Candlewood Entity shall sell, transfer or otherwise dispose of, directly or indirectly (through a stock or asset sale or otherwise), any assets outside the ordinary course of business, in one or a series of related transactions, for an aggregate sale price in excess of $10,000,000;

                  (d) No Candlewood Entity shall make any capital expenditure, or any series of related capital expenditures, in excess of an aggregate of $10,000,000;

                  (e) No Candlewood Entity shall purchase, redeem or repurchase any Subject Shares, any shares of its capital stock or any of its partnership interests or any shares of capital stock or partnership interests of any other Candlewood Entity, except for (a) any redemption or repurchase by a Subsidiary directly or indirectly wholly-owned by Candlewood of shares of capital stock or partnership interests issued by such Subsidiary,

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         or (b) except for a repurchase of Subject Shares pursuant to Section
         2(d) of the Registration Rights Agreement.

                  (f) Candlewood shall not declare or pay any dividend or declare or make any other distribution in respect of its capital stock;

                  (g) No Candlewood Entity shall issue, sell or grant additional shares of its capital stock or membership interests or options or warrants exercisable for or securities or other rights convertible into or exchangeable for shares of its capital stock or partnership interests, or issue or agree to issue any phantom stock rights, or file any registration statement (other than pursuant to the demand registration rights provided in Section 2 of the Registration Rights Agreement) with respect to the proposed sale of any of the foregoing;

                  (h) Neither Candlewood nor any Subsidiary not directly or indirectly wholly-owned by Candlewood shall authorize or consummate any stock dividend or stock split (except in accordance with the reasonable recommendations of the managing underwriter for the initial Public Sale pursuant to the Registration Rights Agreement);

                  (i) No Candlewood Entity shall incur or assume any indebtedness for borrowed money, other than indebtedness incurred solely to refund indebtedness existing on the Effective Date and other than pursuant to Candlewood's line of credit with GMAC and borrowings from Doubletree, in excess of $10,000,000 in the aggregate;

                  (j) No Candlewood Entity shall loan its funds to any other Person or extend its credit to any other Person other than in the ordinary course of business;

                  (k) No Candlewood Entity shall guarantee the obligations of any other Person, other than guarantees not in excess of $10,000,000 executed in the ordinary course of business;

                  (l) No Candlewood Entity shall enter into any joint venture that involves an aggregate investment or receipt of proceeds in excess of $10,000,000;

                  (m) No Candlewood Entity shall engage in any business which is not significantly related to the business that Candlewood is conducting on the Effective Date;

                  (n) No Candlewood Entity shall enter into (A) any transaction or other arrangement not in the ordinary and proper course of business on an arm's length basis with Doubletree, Mr. Jack DeBoer, Mr. Warren Fix, JPD Corporation, the DeBoer Partnership or the Fix Partnership, or any entity in which any of them or their respective Affiliates has a greater than 5% interest or has a control relationship or (B) any loan to or management, employment or consulting agreement with any of the foregoing;

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                  (o) No Candlewood Entity shall change its accounting
         principles or practices (except as required by generally accepted accounting principles) or hire a firm other than KPMG Peat Marwick to act as its independent public accountants;

                  (p) No Candlewood Entity shall establish compensation payable to any manager, officer, director, employee or other agent if such compensation as to any one of the foregoing, in the aggregate, would exceed $500,000 in any year, or establish compensation for Mr. Jack DeBoer or Mr. Warren Fix if such compensation as to either of them, in the aggregate, would exceed $300,000 in any year.

                  (q) No Candlewood Entity shall enter into any other transaction or other arrangement not in the ordinary course of business; and

                  (r) Candlewood shall not consolidate or amalgamate with, or merge with or into, or acquire all or substantially all of the assets or control of, any other business organization other than in the course of the Initial Reorganization; provided, however, that, in the case of Doubletree, such approval shall not be unreasonably withheld;

                  (s) No Candlewood Entity shall dissolve, liquidate or wind up its affairs;

                  (t) There shall be no increase in the number of members of the Board, either by amendment to the Certificate of Incorporation, the By-laws or otherwise, except as provided in Section 2.1.

                  (u) Candlewood shall not cause or permit any Subsidiary holding assets representing all or substantially all the assets of Candlewood and its Subsidiaries, on a consolidated basis (the "Group") or any group of Subsidiaries holding all or substantially all of such assets to (A) consolidate or amalgamate with, or merge into, any entity that is not a member of the Group, (B) sell (in a single transaction or a series of related transactions) all or substantially all of such assets to an entity that is not a member of the Group or (C) dissolve, liquidate or wind up its (or their) affairs; or

                  (v) No Candlewood Entity shall permit or obligate any Candlewood Entity or otherwise agree, either individually or as a consolidated group, to make any decision, or take any action, described in items (a) through (q) above;

                  (w) Provided, however, that if at any time either Doubletree Holders or the DeBoer/Fix Holders, as the case may be, shall own less than 20% of the outstanding shares of Candlewood Common Stock, all rights of the Doubletree Holders or the DeBoer/Fix Holders, as the case may be, under this Section 2.6 shall terminate and be of no further force or effect.

                  Section 2.7 Purchase Rights. In furtherance and not by way of limitation of Section 2.6, additional shares of Common Stock of Candlewood, or securities convertible into or exchangeable for such shares, if such shares or securities are to be sold for cash, shall be first


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offered to the Holders of then outstanding Subject Shares in proportion to the number of such Subject Shares held by them, respectively, which offer shall be outstanding for a period of not less than 30 days from receipt of written notice thereof; provided, however, that Candlewood shall have the right to issue such additional shares or such securities, without first offering them to such Holders, if such additional shares or securities are to be sold for cash through an offering to its employees or to the employees of any Subsidiary for such consideration and upon such terms and conditions as shall be approved by the Doubletree Holders and the DeBoer/Fix Holders pursuant to clause (g) of Section 2.6, so long as applicable, and by the Board; and provided, further, that, except as aforesaid, no Holder shall have any preemptive or other right to subscribe for or acquire any shares of capital stock or other securities issued by Candlewood.


                  Section 2.8. Agent for Affiliated Holders. If a portion or all of the Subject Shares held by Doubletree, DeBoer, the DeBoer Partnership or the Fix Partnership shall be transferred to one or more Permitted Transferees, resulting in the Subject Shares which were theretofore held by such Holder being held by more than one Holder, then Doubletree, DeBoer, the DeBoer Partnership or the Fix Partnership, as the case may be, shall: (i) act, or shall cause one of such Holders to act, as agent and proxy for all purposes of this Agreement (including without limitation the voting of Subject Shares, the nomination of Directors, the giving of consents, the approval of amendments, the receipt of notices, etc.) for all of the Doubletree Holders, DeBoer Holders or the Fix Partnership Holders, as the case may be, and (ii) specify in writing to the other parties that it (or such other Holder) is to act as such agent and proxy, and thereafter the other parties shall be entitled to look solely to, and to deal solely with, the person so specified for all purposes of this Agreement as if such Holder held all the Subject Shares held by the party providing such notice and its Permitted Transferees.



                  Section 2.9. Irrevocable Proxy. The Fix Partnership Holders and the DeBoer Partnership hereby appoint DeBoer as its and their proxy to exercise in DeBoer's sole discretion all rights of the Fix Partnership Holders and the DeBoer Partnership to nominate and/or remove each DeBoer/Fix Director and to exercise all rights pursuant to Section 2.6 hereof. This proxy is coupled with an interest in Candlewood and shall be irrevocable. Except as set forth below in this paragraph, this proxy may be invoked by DeBoer at any time by notice to the other Holders but, unless and until invoked, such rights may be exercised by the Fix Partnership Holders and the DeBoer Partnership; provided, however, that upon the death of Warren D. Fix all such rights shall automatically vest in DeBoer which shall thereafter have the sole right to exercise all such rights of the Fix Partnership Holders. Notwithstanding the foregoing, this proxy may not be invoked or exercised after the death of Jack DeBoer.



ARTICLE III. RESTRICTIONS ON TRANSFERS OF SUBJECT SHARES; VOTING AGREEMENTS; AND LIQUIDATION AGREEMENT

                  Section 3.1. Dispositions Prior to Initial Public Sale. Until the termination of the provisions of this Section 3.1, no Holder shall (a) sell, assign, transfer by operation of law or otherwise, pledge, hypothecate, grant any security interest or other lien in or otherwise dispose of any of its Subject Shares, or make or permit any indirect transfer of such Subject Shares through an issuance of such Holder's capital stock or other equity interests resulting in a direct or indirect

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change in the beneficial ownership-of a majority of its Voting Securities or other equity interests (a "Disposition"), or (b) agree or otherwise become obligated to take any action referred to in clause (a) of this Section 3.1; provided, however, that, subject to Section 4.8, the restrictions set forth in such clauses (a) and (b) shall not apply to a Disposition of Subject Shares: (A) to a Permitted Transferee of such Holder, whether pursuant to a Reorganization or otherwise, (B) in a Public Sale or (C) sold by Doubletree pursuant to Section 2(d) of the Registration Rights Agreement.

ARTICLE IV.       GENERAL PROVISIONS

                  Section 4.1. Legend on Share Certificates for Subject Shares.
(a) All certificates for Subject Shares which are subject to the terms and provisions of Article II and/or Article III shall bear the following legend:

                  The shares represented by this certificate (the "Shares") have not been registered under the Securities Act of 1933, as amended, and no sale, transfer or other disposition may be made of the Shares unless they have been so registered or Candlewood Hotel Company, Inc. (the "Company") has been furnished with a legal opinion from a nationally recognized law firm satisfactory to it that such registration is not required. The Shares are also subject to certain restrictions on transfer and requirements as to voting contained in the Stockholders Agreement dated as of September 30, 1996 among the Company, the registered holder of the Shares and certain other stockholders, a copy of which is on file with the Secretary of the Company.

                  (b) Upon the termination of this Agreement pursuant to Section 4.5(a), each Holder shall be entitled to receive, in exchange for any certificate for Candlewood Common Stock bearing the legend set forth in subsection (a) of this Section 4.1, a certificate bearing a legend containing only the first sentence of such legend, unless Candlewood shall have determined (based upon the advice of legal counsel) that such legend is then no longer required.

                  (c) The restrictions on transfer of the Subject Shares provided in this Agreement shall also be noted in the Candlewood stock register.

                  (d) If any shares of Candlewood Common Stock shall cease to be Subject Shares in accordance with this Agreement, any Person acquiring such shares shall be entitled to receive, in exchange for any certificate for such shares bearing the legend set forth in subsection (a) of this Section 4.1, a certificate bearing a legend containing only the first sentence of such legend, unless Candlewood shall have determined (based upon the advice of legal counsel) that such legend is then no longer required.

                  Section 4.2. Notices. All notices, requests or demands required or permitted by this Agreement: (i) shall be in writing; (ii) shall be deemed to have been given, forwarded, made

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or delivered: (x) if delivered in person or by overnight courier service, when received, (y) if transmitted by telefax, when so transmitted if evidence of completed transmission is received, and (z) if sent by prepaid registered or certified mail, return receipt requested, on the earlier of the date of receipt or the seventh day after it is mailed; and (iii) shall be addressed: if to Candlewood, at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206,
Attention: President (or to such other address as Candlewood shall furnish by notice given to each Holder), and if to any Holder, at such Holder's address appearing on the Holder List (as hereinafter defined).

                  Section 4.3. Holder List. Candlewood shall maintain a list (the "Holder List") of the name and address of each Holder and the number of Subject Shares held by it. Each Holder shall give prompt notice to Candlewood of any change in the information pertaining to it in the Holder List, but in the absence of such notice Candlewood and each other Holder may treat the information reflected in the current Holder List as correct. Candlewood shall furnish a copy of the Holder List to any Holder upon request.

                  Section 4.4. Amendments, Waivers and Consents. This Agreement may be amended only by a document executed (which may be in counterparts) by Candlewood and all of the Holders. Any Holder may waive the benefit of any provision of this Agreement, either in a specific instance or generally, by delivering to Candlewood and each other Holder a consent to such waiver. All consents required or permitted by this Agreement shall be in writing and signed by the party to be charged therewith.

                  Section 4.5. Termination. (a) All provisions of this Agreement shall terminate as to all Subject Shares on the close of business on the day before the tenth anniversary of the Effective Date. In the event of a Public Sale prior to such tenth anniversary, the provisions of Section 3.1 shall terminate on the date on which such Public Sale is completed. All provisions of this Agreement shall terminate (prior to such tenth anniversary) on the first day on which the Subject Shares shall comprise less than a majority of the total number of shares of Candlewood Common Stock then outstanding. This Agreement or any provision hereof may be terminated by a document executed in the manner provided in Section 4.4 for amendments to this Agreement with the same force and effect as provided therein. Candlewood shall give prompt written notice of any termination under this Section 4.5(a) to all Holders.

                  (b) The termination of this Agreement or any provision hereof shall not affect any action taken or agreement entered into prior to such termination or any liability under any obligation previously incurred under this Agreement, all of which shall survive such termination.


                  Section 4.6. Equitable Remedies; Submission to Arbitration.
(a) Each Holder, by becoming a party to this Agreement, acknowledges and agrees that its breach or nonperformance of any provision of this Agreement in accordance with the specific terms hereof would result in irreparable harm to Candlewood and to each other Holder for which money damages would not provide an adequate remedy. Accordingly, each Holder (i) agrees that Candlewood and each other Holder shall be entitled to specific performance or injunctive or other equitable relief against such Holder in the event of its breach or other non-performance of any of



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

the provisions of this Agreement; and (ii) waives any requirement for the securing or posting of any bond in connection with such remedy.


                  (b) EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.6(a), EACH HOLDER IRREVOCABLY AGREES THAT ALL DISPUTES IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY SHALL BE RESOLVED BY ARBITRATION IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, UNDER THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. The arbitrator to resolve any such dispute shall be selected by the Holders who are involved in the dispute, shall have expertise and experience in the resolution of disputes similar to the dispute to be resolved and shall not be an Affiliate of any Holder. If such Holders are unable to agree on such selection, each such Holder shall select one arbitrator and such arbitrators shall select an arbitrator meeting the criteria set forth in the immediately preceding sentence to resolve such dispute. The fees and expenses of any arbitrator selected by any Holder shall be paid by such Holder; the fees and expenses of any other arbitrators shall be shared equally by the Holders who are involved in the dispute. All other expenses of such arbitration shall be paid by the Holder incurring the same.

                  Section 4.7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of Candlewood and each Holder; provided, however, that Candlewood may not assign this Agreement except by operation of law or to a purchaser of all or substantially all of its business and assets; and provided further, that no Holder may assign this Agreement except in connection with a transfer of Subject Shares by such transferring Holder to another Person which thereupon becomes a Holder with respect to such Subject Shares, all in accordance with Section 3.1 and Section 4.8.

                  Section 4.8. Counterparts; Additional Parties. This Agreement
(a) may be executed in counterparts, all of which together shall constitute a single agreement, and (b) shall become effective on the Effective Date. Prior to any Disposition of Subject Shares to a Permitted Transferee, without regard to whether or not Section 3.1 is then in effect, the Holder effecting such Disposition shall cause such Permitted Transferee to execute and deliver to Candlewood and all of the Holders a supplemental agreement to this Agreement, in form and substance reasonably satisfactory to each of them, whereby such Permitted Transferee shall agree to become a party to and be bound by all of the terms and conditions of this Agreement applicable to a Holder of Subject Shares and confirm that all of the Subject Shares to be acquired by such Permitted Transferee in such shall continue to be subject to this. As promptly as practicable, Candlewood shall cause a fully executed counterpart of this Agreement or any supplemental agreement referred to in this Section 4.8 to be delivered to each Holder.


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
                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


DOUBLETREE CORPORATION

a Delaware corporation


By:
         ---------------------------------
         David L. Stivers
         Senior Vice President, General
         Counsel and Secretary


THE WARREN D. FIX FAMILY

PARTNERSHIP, a Kansas limited partnership

By:
         ---------------------------------
         Warren D. Fix, General Partner


------------------------------------------

JACK P. DEBOER


THE DEBOER FAMILY PARTNERSHIP,
a Kansas general partnership


By:
         ---------------------------------
         Jack P. DeBoer, General Partner



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